                        AGREEMENT OF LIMITED PARTNERSHIP
                   OF UNITED CAPITAL FUNDING PARTNERSHIP L.P.


     This AGREEMENT OF LIMITED PARTNERSHIP OF UNITED CAPITAL FUNDING PARTNERSHIP L.P. dated as of August 18, 1994 (the "Agreement") is entered into by and among The United Illuminating Company, a Connecticut corporation ("United Illuminating"), as the general partner, and United Resources, Inc. (the "Limited Partner" and collectively with the United Illuminating the "Partners").

     WHEREAS, United Illuminating and the Limited Partner desire to form a limited partnership pursuant to (S) 17-201 of the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. (S) 17-101, et seq., as amended from time to
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time (the "Act"), by filing a certificate of limited partnership with the office of the Secretary of State of the State of Delaware, and entering into the Agreement;

     NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby desire to be governed by the Act and agree as follows:

     1. The partnership shall commence on August 18, 1994 and shall continue until December 31, 204[4/5] unless sooner dissolved before such date in accordance with the provisions of this Agreement or upon the unanimous written consent of the partners.

     2. United Illuminating shall be the general partner and United Resources, Inc. shall be the limited partner.

     3. The firm name under which the business of the partnership shall be conducted shall be United Capital Funding Partnership L.P.

     4. The sole purpose of the partnership is to issue limited partnership interests and to loan the proceeds thereof to United Illuminating in return for debentures of United Illuminating, and to engage in any and all activities necessary, advisable or incidental thereto.

     5. The parties shall execute a certificate and cause the certificate to be recorded and do all other things requisite for the formation of a limited partnership in conformity with the statutes of the state of Delaware.

     6. The business shall be carried on at c/o The United Illuminating Company, 157 Church Street, New Haven, Connecticut 06510.

     7. The limited partner shall not take part in the management of the business or transact any business for the partnership and shall have no power to sign for or to bind the firm.
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     8.  The capital of the partnership shall be ten dollars.  United
Illuminating as general partner shall contribute one dollars. United Resources as limited partner shall contribute in actual cash nine dollars.

     9. At all times during the continuance of the partnership, the partnership shall maintain proper books of account for the partnership that shall show a true and accurate record of all costs and expenses incurred and all income derived in connection with the operation of the partnership's business in accordance with generally accepted accounting principles consistently applied.


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above stated.


                             GENERAL PARTNER:

                             THE UNITED ILLUMINATING COMPANY


                             By     /s/ Richard J. Grossi
                                 --------------------------------
                                 Name:  Richard J. Grossi
                                 Title: Chief Executive Officer

                             INITIAL LIMITED PARTNER:

                             UNITED RESOURCES, INC.


                             By     /s/ E. Jon Majowski
                                 --------------------------------
                                 Name:  E. Jon Majowski
                                 Title: President



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